Exhibit 99.1

CDW Names CEO Thomas Richards to Additional Position of Chairman, Effective Jan. 1, 2013

CDW Chairman John Edwardson to retire from the board

VERNON HILLS, Ill. – December 13, 2012 – CDW, a leading provider of technology solutions for business, government, education and healthcare, announced today that the board of directors named CEO Thomas E. Richards to the additional position of chairman of the CDW board, effective Jan. 1, 2013. He will succeed John A. Edwardson, 63, who retires as chairman at the end of the year. Mr. Richards, 58, succeeded Mr. Edwardson as CEO on Oct. 1, 2011, and has been a member of the CDW board of directors since July 2011.

“The appointment of Tom Richards as chairman reflects his deep knowledge of CDW’s business and culture, and the high regard in which he is held by the board of directors,” said Barry K. Allen, lead director of the CDW board. “He has proven himself to be an outstanding leader, and the transition from John to Tom has been seamless as Tom continues to focus on achieving CDW’s strategic vision.

“At the same time, we recognize the significant contributions that John Edwardson has made to CDW during his 12-year career with the company, and we thank him for the excellent stewardship he has provided as chairman. An important part of his contribution has been to build succession and leadership talent at CDW.”

“I’m honored to be selected to succeed John as chairman,” said Mr. Richards, “and I want to thank him for his friendship, partnership and contribution to helping make CDW the exceptional company it is today.”

About CDW

CDW is a leading provider of technology solutions for business, government, education and healthcare. Ranked No. 31 on Forbes’ list of America’s Largest Private Companies and No. 270 on the FORTUNE 500, CDW was founded in 1984 and employs more than 6,900 coworkers. For the trailing twelve months ended September 30, 2012, the company generated net sales of more than $10 billion. For more information, visit www.CDW.com.

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Media Contacts: Mary Viola CDW (847) 968-0743 mary.viola@cdw.com	David Carlson Ogilvy Public Relations (312) 508-0364 david.carlson@ogilvy.com